Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations: Deepak Dutt	Media: Judy Blake
(301) 428-7010	(301) 601-7330
ddutt@hns.com	jblake@hns.com

Hughes Communications Inc. Announces that its Subsidiary, Hughes

Network Systems, LLC, Enters into Commitment Letter for $115 Million

Loan Financing

Germantown, Md., February 7, 2007—Hughes Communications, Inc. (NASDAQ:HUGH) (“Hughes”), the global leader in broadband satellite network solutions and services, today announced that its wholly owned subsidiary, Hughes Network Systems, LLC (the “Company”), has entered into a commitment letter (the “Commitment Letter”) with Bear Stearns Corporate Lending Inc. (“BSCL”), as the initial lender, Bear Stearns & Co. Inc., as lead arranger and bookrunning manager, and BSCL, as administrative agent. Pursuant to the Commitment Letter, BSCL agreed to provide the Company with debt financing in the aggregate principal amount of $115 million in the form of an unsecured senior term loan facility (the “Loan Facility”). The entry into the Loan Facility and financing thereunder is subject to the satisfaction of certain customary conditions. The Commitment Letter will terminate on March 31, 2007, unless terminated earlier by the Company.

Pursuant to the Commitment Letter, the Loan Facility will be guaranteed on a senior unsecured basis by all existing and future subsidiaries of the Company that guarantee the Company’s existing 9-1/2% Senior Notes due 2014 (the “Senior Notes”) and the Company’s existing $50.0 million senior secured revolving credit facility (the “Existing Revolver Facility”). HNS Finance Corp., a wholly owned subsidiary of the Company and co-issuer of the Senior Notes, will be a co-borrower under the Loan Facility. The interest rate on the Loan Facility is expected to be, at the option of the Company, the Adjusted LIBO Rate (as defined in the Existing Revolver Facility) plus 2.75% or ABR (as defined in the Existing Revolver Facility) plus 1.75%. The Loan Facility will be subject to certain mandatory and optional prepayment provisions and contain negative covenants and events of default, in each case, substantially similar to those provisions contained in the indenture governing the Senior Notes. The maturity date of the Loan Facility will be April 15, 2014. The Company plans to use the net proceeds from the Loan Facility to partially fund the purchase and/or construction of a satellite and/or for general corporate purposes.

The Company expects that it will enter into the Loan Facility on or about February 28, 2007. However, there can be no assurance that the Company will enter into the Loan Facility.

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Hughes Communications Inc. Subsidiary, Hughes Network Systems, LLC, Enters into Commitment Letter for $115 Million Loan Financing, page 2

About Hughes Communications, Inc.

Hughes Communications, Inc. (NASDAQ:HUGH) is the 100 percent owner of Hughes Network Systems, LLC. Hughes is the global leader in providing broadband satellite networks and services for enterprises, governments, small businesses, and consumers. HughesNet™ encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. Its broadband satellite products are based on the IPoS (IP over Satellite) global standard, approved by the TIA, ETSI, and ITU standards organizations. To date, Hughes has shipped more than 1.2 million systems to customers in over 100 countries.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. For more information, please visit www.hughes.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, discussions regarding the Company’s entry into the Loan Facility and consummating the debt financing thereunder. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans” and similar expressions and the use of future dates are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, the following: risks related to Hughes’ substantial leverage and restrictions contained in its debt agreements, technological developments, its reliance on providers of satellite transponder capacity, changes in demand for Hughes’ services and products, competition, industry trends, regulatory changes, foreign currency exchange rate fluctuations and other risks identified and discussed under the caption “Risk Factors” in Hughes’ Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on April 17, 2006 and in the other documents Hughes files with the Securities and Exchange Commission from time to time.

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